February 1, 2018

Board of Directors

OncoSec Medical Incorporated

5820 Nancy Ridge Drive

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as special Nevada counsel to OncoSec Medical Incorporated, a Nevada corporation (the “Company”), in connection with (i) the offer, sale and issuance by the Company of an aggregate of 13,333,334 shares (the “Firm Shares”) of common stock, $0.0001 par value per share (the “Common Stock”) of the Company, and (ii) the option the Company has granted to the Underwriters to purchase up to additional 2,000,000 shares of Common Stock (the “Option Shares”) pursuant to that certain Registration Statement on Form S-3 (File No. 333-213036) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (“Act”), on August 9, 2016, amended on August 23, 2016, and declared effective by the Commission on August 25, 2016, together with the Prospectus contained therein (the “Prospectus”), and supplemented by the Prospectus Supplement filed on the date hereof (the “Prospectus Supplement”). All of the Firm Shares and the Option Shares are to be sold by the Company pursuant to the terms of the Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between the Company and Piper Jaffray & Co., on behalf of itself and as representative of the Underwriters (as defined in the Purchase Agreement).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement, Prospectus and Prospectus Supplement. For purposes of rendering our opinion, we have examined the Registration Statement, the Prospectus, the Prospectus Supplement, the Company’s Articles of Incorporation, as amended, the Company’s Amended and Restated Bylaws, as amended, the Purchase Agreement, and the corporate action of the Company that provides for the issuance of the Firm Shares and the Option Shares, and approval of the Purchase Agreement, and we have made such other investigations as we have deemed appropriate for the purposes of this letter. Except as specifically set forth herein, we have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the documents listed above. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon the representations and warranties of the Company contained in a certificate of an officer of the Company.

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In connection with our opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents; and we have assumed that such documents constitute the legal, valid and binding obligations of each party thereto. We have also assumed that the Purchase Agreement constitutes the legal, valid and binding obligation of each party thereto.

We have further assumed that: (i) the Registration Statement and any amendments thereto, the Prospectus and the Prospectus Supplement, will comply with all applicable laws at the time the Firm Shares and the Option Shares, as applicable, are offered or sold as contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement; (ii) all Firm Shares and the Option Shares will be offered and sold in compliance with the applicable provisions of the Act and applicable federal and state securities or “blue sky” laws, and in the manner stated in the Registration Statement, the Prospectus, the Prospectus Supplement, and the Purchase Agreement; and (iii) the Company’s business is solely as set forth in the Prospectus Supplement under the heading “Our Company.” We have also assumed with respect to the issuance of the Firm Shares and the Option Shares that the number of Firm Shares and the Option Shares issued will not exceed the number of shares of the Company’s common stock then authorized but unissued (excluding shares of the Company’s common stock unissued but reserved or otherwise committed for issuance).

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to the laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities or bankruptcy laws, rules or regulations, any state securities or “blue sky” laws, rules or regulations or any state laws regarding fraudulent transfers.

Based upon and subject to the foregoing, it is our opinion that, when the Firm Shares and the Option Shares, as applicable, have been issued and delivered in accordance with the terms of the Purchase Agreement, as approved by the Board of Directors of the Company or a duly authorized committee thereof, and upon payment to and receipt by the Company of the consideration for such Firm Shares and Option Shares, as provided for therein, and when stock certificates or book-entry positions representing the Firm Shares and the Option Shares, as applicable, have been duly executed, registered in the books and records of the Company and delivered, as applicable, such Firm Shares and Option Shares, as applicable, will be legally issued, fully paid and nonassessable.

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The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in any laws or facts after the date hereof. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

This opinion is issued in the State of Nevada. By issuing this opinion, McDonald Carano LLP (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company to report its entry into the Purchase Agreement, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, the Prospectus and the Prospectus Supplement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is furnished to you in connection with the above-described Current Report on Form 8-K and the Registration Statement and is not to be used, circulated, quoted from or otherwise relied on for any other purpose.

Sincerely,

McDonald Carano LLP